EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of August 1, 2022, by and between Torrid Holdings Inc., a Delaware corporation (the “Company”), and Tim Martin (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party.” This Agreement (including the Exhibits hereto) supersedes all prior and contemporaneous oral or written employment agreements or arrangements among the Parties and their Affiliates (as defined below) with respect to the subject matter hereof. Unless otherwise indicated, capitalized terms used herein are defined in Section 3(f) hereof.
RECITALS:
A.Effective as of September 12, 2022 (the “Effective Date”), subject to satisfactory completion of customary pre-hire documentation requests and a background check, the Company shall employ Executive, and Executive agrees to be employed by the Company, in each case, in accordance with the terms and conditions set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the Parties hereby agree as follows with respect to the terms of Executive’s employment on and after the Effective Date:
1.Employment.
(a)Title and Duties. The Company hereby employs Executive as the Chief Operating Officer and the Chief Financial Officer of the Company, assigned with the responsibility to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and its subsidiaries that are normally associated with such positions, as applicable. Executive (i) shall report directly to the Chief Executive Officer of the Company, (ii) shall have such authorities and duties customarily associated with a Chief Operating Officer and Chief Financial Officer, as applicable, in a company the nature and size of the Company, and (iii) shall be permitted to (x) engage in charitable and other activities and/or (y) with the prior written consent of the Board of Directors of the Company (the “Board”), which may be granted or withheld in its sole discretion, serve on an outside board of directors, so long as, in each case, such service does not interfere with the performance of Executive's duties hereunder or create a potential business or fiduciary conflict.
(b)Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and the Board, or any committee thereof to which the Board has delegated responsibility for compensation matters. In the event that the terms of this Agreement differ from or are in conflict with the Company’s applicable policies or practices, this Agreement shall control.
(c)Term. Executive’s employment under this Agreement shall begin on the Effective Date and shall continue until the date Executive’s employment terminates pursuant to Section 3 herein (the “Term”).
2.Compensation. In consideration for all services rendered by Executive under this Agreement, Executive shall receive the compensation described in this Section 2. All such compensation shall be paid subject to appropriate tax withholding and any other withholdings required by law or authorized by Executive.
(d)Base Salary. During the Term, Executive shall be paid a base salary at the annualized rate of $800,000, less payroll deductions and all required withholdings, payable in periodic installments in accordance with the Company’s normal payroll practices (the “Base Salary”). Executive’s Base Salary will be reviewed annually and may be adjusted by the Compensation Committee of the Board (the “Committee”) in its discretion. The Base Salary shall be prorated for any partial year of employment during the Term on the basis of a 365-day fiscal year.
(e)Annual Bonus. For each fiscal year during the Term:
(i)Executive will be entitled to participate in the Company’s annual bonus plan, which bonus plan (and the associated targets therefor) will be proposed by the Committee in consultation with Executive, with an annual target bonus opportunity amount equal to eighty percent (80%) of Executive’s Base Salary at the highest rate in effect during the applicable annual performance period (the “Annual Bonus”), subject to standard deductions and withholdings.
(ii)Executive’s Annual Bonus will be reviewed annually and may be adjusted by the Committee in its discretion. Except as expressly provided in Section 3(e) below, Executive must be employed on the date the Annual Bonus is paid to be eligible for such bonus payment. Any earned Annual Bonus shall be paid to Executive fully in cash at the same time as such bonuses are generally paid to senior executive employees of the Company, but in any event no later than the completion of the calendar year following the fiscal year for which such bonus was earned. Notwithstanding the foregoing, Executive’s Annual Bonus with respect to the 2022 fiscal year will be prorated, and will equal the product of (x) the Annual Bonus that Executive would have received in the 2022 fiscal year based on target performance, multiplied by (y) a fraction, the numerator of which is the number of days during the 2022 fiscal year that Executive was employed by the Company and the denominator of which is the total number of days during the 2022 fiscal year.
(f)Equity. Subject to approval by the Committee, as soon as reasonably practicable following the Effective Date, Executive shall be granted an equity award under the Company’s 2021 Long-Term Incentive Plan (the “Plan”) with a value equal to $3,000,000 (the “Award”), calculated based on the Fair Market Value of the Company’s Common Stock (each as defined in the Plan) as of the applicable grant date. The Award will be granted as follows: (i) one-third in the form of time-based restricted stock units of the Company, (ii) one-third in the form of performance-based restricted stock units of the Company, and (iii) one-third in the form of time-based stock options of the Company, with the per Share (as defined in the Plan) exercise price of each such stock option to be equal to the per Share Fair Market Value of the Company’s Common Stock as of the applicable grant date. The Award will vest in accordance with, and otherwise be subject to, the terms and conditions of the Plan and the applicable award agreements.
(g)Benefits. During the Term, Executive shall be eligible to participate in the Company’s employee benefit programs for which senior executive employees of the Company and its subsidiaries are generally eligible. Executive’s participation in any such program will be subject to the terms of the applicable plan documents and Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time without violation of this Agreement.

(h)Expense Reimbursement. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided, that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.
(i)Personal Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to senior executive employees of the Company.
(j)Principal Work Location.  During the Term, Executive’s “Principal Work Location” will be defined as the Company’s Corporate Office Headquarters located in the City of Industry, California. Executive will be allowed to work remotely from Executive’s primary residence or in other locations as agreed to by the Chief Executive Officer of the Company (the “CEO”); provided, that Executive will be expected to be present in the Corporate Office Headquarters as requested by the CEO or the Board to meet business needs, but in no event, less than one time per month. Executive hereby acknowledges and agrees that such remote work is available based upon business needs and conditions and is not guaranteed. If the Company’s Corporate Office Headquarters is moved outside of the Los Angeles, California area and relocation of Executive is required, Executive shall be eligible to receive the Company’s standard relocation benefits package in accordance with the terms and conditions thereof. Promptly following Executive’s presentation to the Company of reasonable supporting documentation therefor, the Company shall also reimburse Executive for the reasonably incurred out-of-pocket costs in connection with moving Executive’s household from Executive’s current principal residence to the location of the Company’s new Corporate Office Headquarters.
3.Termination.
(k)Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:
(iii)Termination for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) at any time by delivery of written notice to Executive. Any notice of termination delivered pursuant to this Section 3(a)(i) shall effect termination as of the date of such notice, or as of such other date as specified in the notice.
(iv)Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date of the notice of termination, or as otherwise specified by the Company, but not later than thirty (30) days after the date of such notice.
(l)Termination by Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:
(i)Termination by Executive for Good Reason. Executive may terminate Executive’s employment under this Agreement for “Good Reason” (as defined below) in accordance with the procedures specified in Section 3(f)(iv) below.

(ii)Termination by Executive Without Good Reason. Executive may terminate Executive’s employment under this Agreement without Good Reason upon at least sixty (60) days’ advance written notice to the Company. The Company may shorten or eliminate such sixty (60) day notice period at its discretion, which will not be considered to be a termination by the Company without Cause pursuant to Section 3(a)(ii).
(m)Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or “Complete Disability” (as defined below).
(n)Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing between the Parties. Any such termination of employment shall have the consequences specified in such agreement.
(o)Compensation Upon Termination.
(i)Death or Complete Disability. If, during the Term, Executive’s employment is terminated due to Executive’s death or Complete Disability (as provided in Section 3(f)(iii)), the Company shall pay to Executive, or to Executive’s heirs, as applicable, (1) Executive’s Base Salary at the rate in effect at the time of termination and any accrued and unused vacation benefits earned through the date of termination, less standard deductions and withholdings, (2) any unreimbursed business expenses incurred through the date of termination in accordance with Section 2(e) hereof, and (3) any earned but unpaid Annual Bonus for any annual performance periods which ended on or prior to the date of termination (the “Accrued Bonus”), payable pursuant to Section 2(b) hereof (collectively, the “Accrued Amounts”). In addition, Executive shall continue to retain the rights provided under Section 8 below (the “Continuing Rights”). The Company shall thereafter have no further obligations to Executive and/or to Executive’s heirs under this Agreement, except as otherwise provided by applicable law.
(ii)For Cause or Without Good Reason. If, during the Term, the Company terminates Executive’s employment under this Agreement for Cause, or Executive terminates Executive’s employment under this Agreement without Good Reason, in each case, the Company shall pay Executive the Accrued Amounts (other than the Accrued Bonus), and Executive shall continue to retain the Continuing Rights. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by applicable law.
(iii)Without Cause or For Good Reason. If, during the Term, the Company terminates Executive’s employment under this Agreement without Cause or Executive terminates Executive’s employment under this Agreement for Good Reason, in each case, the Company shall pay Executive the Accrued Amounts, and Executive shall retain the Continuing Rights. In addition to the foregoing, upon such termination, subject to Executive’s (A) continued compliance with Sections 4, 5 and 6 of this Agreement, (B) delivery to the Company of an executed waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the “Release”) no later than forty-five (45) days following Executive’s termination, and (C) non-revocation of the Release in accordance with its terms, then Executive shall be entitled to the following severance benefits:
(1)payment of an amount equal to one-hundred percent (100%) of Executive’s Base Salary as in effect at the time of such termination (determined prior to any reduction in Base Salary that would give rise to Executive’s right to voluntarily resign for Good Reason pursuant to Section 3(f)(iv), if applicable), less required deductions and withholdings, payable in equal installments in accordance with the Company’s regular payroll practices over the twelve (12) month period following the date of such termination; provided, however, that any amounts otherwise scheduled to be paid prior to the effectiveness of the Release shall instead accrue and be paid in the first payroll period following the Release effective date, with the remainder of the payments to be made as originally scheduled, subject to any delay in payment required under Section 7; and
(2)if Executive is eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or analogous provisions of state law (collectively, “COBRA”) for Executive and/or Executive’s eligible dependents under the Company’s group health insurance plans following the termination of Executive’s employment, then the Company shall pay the COBRA premiums necessary to continue the health insurance coverage in effect for Executive and/or Executive’s eligible dependents as of the termination date, until the earliest of: (A) twelve (12) months following Executive’s termination date; (B) the expiration of Executive’s eligibility for continuation coverage under COBRA; and (C) the date when Executive becomes eligible for substantially equivalent group health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). If Executive becomes eligible for coverage under another employer’s group health plan, or otherwise ceases to be eligible for COBRA coverage during the COBRA Payment Period, Executive must immediately notify the Company of such event, and the Company’s obligation to pay COBRA premiums on Executive’s behalf shall cease. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially the Company or Executive incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible dependents elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) twelve (12) months following Executive’s termination date or (ii) the date that Executive becomes eligible for substantially equivalent group health insurance coverage in connection with new employment. For purposes of this Agreement, any COBRA premiums that are payable by the Company shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
(a)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.
(ii)“Cause” means the occurrence of any of the following events, as determined by the Board in its sole discretion:

(1)Executive’s willful misconduct, including, but not limited to, dishonesty which materially and adversely reflects upon Executive’s ability to perform Executive’s duties for the Company;
(2)Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony;
(3)Executive’s fraud, embezzlement or theft against the Company;
(4)Executive’s breach of any provision of this Agreement or any other agreement between Executive and the Company or any written policy or code of conduct of the Company; or
(5)Executive’s willful and habitual failure to attend to Executive’s duties.
Notwithstanding the foregoing, Executive’s employment shall not be terminated for Cause under Sections 3(f)(ii)(4) or (5) unless and until Executive is given written notice by the Company of the events giving rise to a termination for Cause and at least ten (10) calendar days to cure such circumstances (if capable of cure).
(iii)“Complete Disability” means the inability of Executive to perform Executive’s duties under this Agreement, even with reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician reasonably acceptable to both the Company and Executive, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.
(iv)“Good Reason” means the occurrence of any of the following events without Executive’s consent:
(1)a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, including, without limitation, removal of Executive as the Chief Operating Officer and the Chief Financial Officer of the Company;
(2)a material reduction of Executive’s Base Salary (as initially set forth herein or as the same may be increased from time to time);
(3)any material breach of this Agreement by the Company; or

(4)the Company requires Executive to relocate Executive’s Principal Work Location to a location in excess of fifty (50) miles from the Company’s Corporate Office Headquarters located in the City of Industry, California (for the avoidance of doubt, the Company’s requirement that Executive cease working remotely shall not constitute Good Reason under this Agreement).
Notwithstanding the foregoing, a termination by Executive shall only be deemed for Good Reason if: (A) Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (C) Executive terminates Executive’s employment within thirty (30) days following the end of the Cure Period.
(p)Company Positions. Upon any termination of employment with the Company, Executive will resign, and will be deemed to have automatically resigned, without the requirement of any other action, from all positions with the Company and its subsidiaries and Affiliates (the “Company Group”).
4.Returning Company Property. In the event of Executive’s termination of employment under this Agreement for any reason, Executive shall, prior to or on such termination date in the event of Executive’s resignation for any reason, or no later than five (5) days following such termination date in the event of Executive’s termination of employment for any other reason, deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to any member of the Company Group or their successors or assigns.
5.Confidential and Proprietary Information. As a condition of continued employment under this Agreement Executive agrees to abide by the terms of the Proprietary Information and Inventions Agreement attached hereto as Exhibit B (“PIIA”). Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company Group, which is not generally known in the trade, and which gives the Company Group an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company Group (hereinafter referred to as “Confidential and Proprietary Information”). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during Executive’s employment with the Company Group or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company Group, without the prior written consent of the Company.
6.Conflict Of Interest.
(q)Loyalty. During the Term, Executive shall devote Executive’s full time and energies to fulfill all responsibilities to the Company in the capacity set forth in Section 1(a).

(r)Covenant Not to Compete. During the Term and during any period thereafter in which Executive is receiving severance benefits from the Company pursuant to Section 3(e)(iii)(1) hereof, Executive shall not engage in competition with the Company Group or any its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company Group, except with the prior written consent of the Board. In addition, Executive’s continued ownership of securities of those private investments previously disclosed by Executive to the Board or in professionally managed funds over which Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 6(b). Notwithstanding anything to the contrary contained herein, this Section 6(b) will not apply following Executive’s termination of employment with the Company to the extent Executive’s subsequent employment is based in California.
(s)Agreement not to Participate in the Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. The continued ownership by Executive of securities of those private investments previously disclosed by Executive to the Board or in professionally managed funds over which Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 6(c).
7.Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A to the maximum extent applicable. However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service or (ii) Executive’s death.
Executive shall receive severance benefits set forth in Section 3(e)(iii) hereof only if Executive continues to comply with Sections 4, 5 and 6 of this Agreement and executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, the Release, and permits such Release to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the Release will not be deemed effective any earlier than the Release Deadline (i.e., the 52nd day following the separation from service date). None of the severance benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness or deemed effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.
It is the intent of the Parties that this Agreement shall be interpreted, construed and operated in compliance with any applicable provisions of Section 409A and the Treasury Regulations promulgated thereunder. To the extent that future regulations or guidance issued pursuant to Section 409A or the Treasury Regulations promulgated thereunder require any amendments to this Agreement as to the form and timing of the payment of benefits hereunder, the Parties agree that they will consent to, and make, such amendments, subject, in each such case, to the preservation of the Parties’ respective economic interests and legal rights and obligations hereunder and provided such amendment does not impose on Executive any additional taxes, interest or penalties under Section 409A.
With respect to any payment constituting nonqualified deferred compensation subject to Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
8.Indemnification. The Company hereby covenants and agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable laws against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company Group or as the fiduciary of any benefit plan of the Company Group. To the extent permitted by applicable laws, the Company, within thirty (30) days of presentation of invoices, shall reimburse Executive for all reasonable and documented out-of-pocket legal fees and disbursements incurred by Executive in connection with any such indemnifiable matter; provided that Executive shall consult with the Company prior to selecting Executive’s counsel and shall obtain the Company’s approval, which approval shall not be unreasonably withheld, of such counsel. In addition, the Company shall cover Executive under its directors and officers liability insurance policy both during the Term and during the six-year period thereafter in the same amount and to the same extent, if any, as the Company covers its other officers and directors during any such period of time. In no event shall Executive be liable to the Company or any member of the Company Group as a result of the performance of Executive’s duties hereunder except as a result of Executive’s willful misconduct or knowing violation of applicable law. The Company shall ensure that its constituent documents shall at all times provide for the maximum limitation on liability for their officers and directors that is permitted by applicable law as in effect from time to time.
9.Certain Tax Matters. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment or distribution of any type to or for Executive by the Company (or by any Affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any Affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments. The determination of whether the Total Payments shall be reduced and the amount of such reduction shall be provided to Executive by the Company, together with detailed supporting calculations and documentation as soon as practicable following the occurrence of the relevant triggering event, and, absent manifest error, such determination shall be final and binding upon Executive and the Company. In the event a portion of the Total Payments is required to be reduced, they shall be reduced in the following order of priority in a manner consistent with Section 409A: (a) first from cash compensation that is exempt from Section 409A, (b) next from equity compensation that is exempt from Section 409A, then (c) from payments that are subject to Section 409A in reverse chronological order of scheduled distribution.
10.Assignment. This Agreement may not be assigned by Executive. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, as well as Executive’s heirs, executors, administrators, and legal representatives. The Company shall obtain from any of its successors, before any such succession takes place, an agreement to assume the obligations of the Company and perform all of the terms and conditions of this Agreement applicable to the Company. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
11.Notices. All notices or demands of any kind required or permitted to be given by any Party under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:
To the Company:        Torrid Holdings Inc.
                18501 East San Jose Avenue
                City of Industry, California 91748
                Attn: Head of Human Resources

To Executive:            At the address then on file with the Company

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Any Party may change its address for notices by giving notice to the other Parties in the manner specified in this section.
12.Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.Choice Of Law; Waiver of Jury Trial. This Agreement will be governed by the internal laws of the State of Delaware. Each of the Parties submits to the co-exclusive jurisdiction of the United States District Court and any Delaware state court sitting in Wilmington, Delaware over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Executive acknowledges and agrees that Executive was represented by counsel in connection with the negotiation of this Agreement. Executive acknowledges and agrees that, pursuant to Section 925 of the California Labor Code, (i) Executive has waived the application of California law to this Agreement and any disputes under this Agreement, (ii) Executive has waived any right to have any disputes under this Agreement adjudicated in California, and (iii) Executive acknowledges and agrees that any disputes under this Agreement shall not be deemed to be a controversy arising in California. Each of the Parties waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with Section 11 hereof, and service so made will be deemed to be completed on the date of delivery. Each of the undersigned consents to service of process as aforesaid. Nothing in this Agreement will prohibit personal service in lieu of the service by mail contemplated herein. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
14.Arbitration. As a condition of continued employment under this Agreement, Executive agrees to execute and abide by the terms of the Company’s Dispute Resolution Agreement, which shall be provided to Executive under separate cover. In the event that the terms of this Agreement differ from or are in conflict with such Dispute Resolution Agreement, this Agreement shall control.
15.Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.
16.Complete Agreement. This Agreement, including the Exhibits hereto, constitute the entire agreement between the Parties and their respective Affiliates in connection with the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements or understandings among the Parties and their respective Affiliates. This Agreement may be modified or terminated only by written agreement signed by each of the Parties.
17.Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party has reviewed this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
18.Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

19.Trade Secrets of Others. It is the understanding of both the Company and Executive that Executive shall not divulge to the Company Group any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company Group seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company Group, and the Company Group shall not request, any documents or copies of documents containing such information. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement (including the PIAA) is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
20.Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement (including the PIAA) shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of applicable law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.
21.Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.
22.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
23.Miscellaneous. Executive acknowledges full understanding of the matters set forth herein and the obligations undertaken upon the execution hereof.
[Signatures only on following page.]

IN WITNESS WHEREOF, the parties have executed this EXECUTIVE EMPLOYMENT AGREEMENT as of the date first written above.

TORRID HOLDINGS INC.

By: /s/ Lisa Harper

Name: Lisa Harper
Title: CEO

EXECUTIVE:

BY: /s/ Tim Martin_________
Tim Martin

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS1
TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE
OR RESIGNATION FOR GOOD REASON
In consideration of the payments and other benefits set forth in the Executive Employment Agreement dated ______________ (the “Employment Agreement”), to which this form is attached, I, Tim Martin, hereby furnish Torrid Holdings Inc. (together with its subsidiaries and affiliates, collectively, the “Company”), with the following release and waiver (“Release and Waiver”).
In exchange for the consideration set forth on Schedule 12 that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, owners, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates (as defined in the Employment Agreement), and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding anything to the contrary in this Release and Waiver, the foregoing release shall not cover, and the undersigned does not intend to release, (i) any rights to the payments and benefits set forth on Schedule 1 (as defined in the Employment Agreement), (ii) the Continuing Rights (as defined in the Employment Agreement), or (iii) any rights or claims that cannot be waived as a matter of law.
I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
1     To be updated to reflect changes in law.
2     To include Accrued Amounts and severance benefits set forth in the Employment Agreement.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have [twenty-one (21)]/[forty-five (45)] days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.
I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. Any non-disclosure provision in this Release and Waiver does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release and Waiver or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with Section 6 of the Employment Agreement and my Proprietary Information and Inventions Agreement.
This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: ________________________            By: _______________________________
    Name: Tim Martin

EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my receipt of valuable consideration, including my employment by Torrid Holdings Inc., a Delaware corporation (hereinafter referred to as the “Company”), and the compensation to be paid to me during the period of my employment, I hereby agree as follows:
I will perform the duties of my employment as assigned by the Company and in a manner satisfactory to the Company, and will devote my full working time to such duties. I understand and acknowledge that this Agreement does not guarantee my employment for any specified term nor guarantee my continued employment by the Company. Except as otherwise expressly set forth in any written employment agreement with the Company, my employment by the Company shall be completely in the discretion of, and at the will of, the Company.
I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, engage in any employment in any business, or other activity, competitive with or in conflict with the interests of the Company, including participating in data gathering activities or taking any financial interest in any supplier of the Company. In addition, I agree that for a period of two years following termination of my employment with the Company, I will not solicit or in any manner encourage associates of the Company to leave its employ, or hire such associates, or disrupt the Company’s relationship with any vendor.
During my employment and at all times thereafter, (a) I agree not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries or affiliates, or their respective employees, officers, directors or equityholders and (b) the Company agrees to direct its directors and executive officers not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory to you. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
I recognize that my employment with the Company will involve contact with information relating to the Company’s business and affairs which is not public or generally known in trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to techniques, designs, buying plans, drawings, leases, store designs, roll out plans, developments, equipment, prototypes, sales, supplier and customer information and relationships, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as “Confidential Information”). I will at all times regard and preserve as confidential such Confidential Information obtained by me from whatever source and will not, either during my employment or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company, unless I become legally required to disclose any such Confidential Information, in which event I shall provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy.
Nothing in this Agreement shall limit or be construed to limit my right to use or publish information which (a) was in the public domain before my employment commenced, (b) was known to me free from any claim by the Company or other third parties before my employment,

(c) was developed or acquired independently of the Company, or (d) becomes public knowledge without breach by me of any obligations of confidence to the Company.
I agree that I will also surrender to the Company, at its request, and at the conclusion of my employment, all accounts, notes, data, sketches, drawings and other documents and records, and all material and physical items of any kind, including all reproductions and copies thereof, which belong to the Company or contain Confidential Information.
I agree that I will not disclose to the Company or induce the Company to use any Confidential Information belonging to any third party, including any former employer of mine.
This section relates to “Inventions” and “Proprietary Rights.” Exhibit A attached to this Agreement, of which I acknowledge receipt and which I have read, includes provisions relating to these matters. “Inventions” are all trade secrets, inventions, techniques, processes, and other developments and ideas protectable under relevant intellectual property laws. “Proprietary Rights” are interests in Inventions and other intellectual property rights, anywhere in the world. Other than any songs or musical compositions I may have created, I represent and agree that I have no interest in and have not made prior to this date any Inventions, either alone or jointly with others, except any which I have described in Exhibit A (“Prior Inventions”). I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
I will exercise reasonable care, consistent with good business judgment, to preserve in good working order subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, inventory or accessories of the Company in my custody for the purpose of conducting the business of the Company (and I understand such property is subject to inspection by the Company at any time). Upon request, I will promptly surrender the same to the Company at conclusion of my employment, or if not surrendered, I will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location.
I affirm that I have no agreement with any other party that would preclude my compliance with my obligations under this Agreement as set forth above.
At the conclusion of my services to the Company, I agree to, upon request, give a written statement to the Company certifying that I have complied with my obligations under this Agreement as set forth above and acknowledging my continuing obligation to preserve as confidential and refrain from using the Company’s Confidential Information.
The provisions of this Agreement shall inure to the benefit of, and be binding upon my heirs, personal representatives, successors and assigns.
If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision, or provisions, shall be deemed to be null and void, and the remainder of this Agreement shall be in full force and effect. This agreement supersedes all prior agreements, written and oral, between the Company and me, and is the entire agreement among us regarding the subject matter hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Proprietary Information and Invention Agreement as of the date set forth below.
Date: 8/1/2022                        /s/ Tim Martin_________
                            Tim Martin

Exhibit A
Information Relating to Inventions, Prior Inventions, and Proprietary Rights
I understand any Inventions which I may have made prior to the commencement of my employment with the Company will be excluded from the scope of this Agreement, if listed below. I also understand that if I have not described any Prior Inventions below, I am representing and warranting there are none.
My Prior Inventions are (list or describe):

[None.]
If, in the course of my employment with the Company, I intentionally or unintentionally incorporate a Prior Invention into a product, process or development of the Company or its affiliates, the Company and its affiliates are hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined below) without the Company’s prior written consent.
Except as may be limited below, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States government, as directed by the Company. Inventions so assigned to the Company, or to a third party as directed by the Company, are collectively referred to as “Company Inventions.”
This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (“Section 2870”) or any analogous state or federal law or regulation which may apply. Section 2870 provides as follows:
    (a)    “Any provision in an employment agreement which provides that an associate assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the associate developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
    (1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

    (2)    Result from any work performed by the associate for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”
During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).
I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries, including by executing documents and performing other acts as the Company may reasonably request. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.